Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form F-1 of our report dated 27 February 2015 relating to the consolidated financial statements, which appears in Parnell Pharmaceuticals Holdings Ltd's Annual Report on Form 20-F for the period ended 31 December 2014. We also consent to the incorporation by reference of our report dated 15 September 2014 relating to the consolidated financial statements, which appears in Parnell Pharmaceuticals Holdings Ltd's Annual Report on Form 20-F for the period ended 30 June 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers
Sydney, Australia
February 11,2016